Exhibit 10.36

ADDENDUM 1 TO MASTER RESELLER AGREEMENT

(“ADDENDUM 1”)

The following Addendum modifies the MASTER RESELLER AGREEMENT dated June 14, 2011 (“Agreement”) entered into by Siemens Enterprise Communications, Inc., a Delaware corporation with offices located at 5500 Broken Sound Blvd., Boca Raton, FL 33487 (“Siemens”) and inContact, Inc., located at 7730 Union Park Ave., Suite 500, Midvale, UT 84047 (“inContact”) (either party may be individually referred to as “Party” or collectively as “Parties”). Unless specifically stated herein, any capitalized terms used in this Addendum shall have the same meaning as is assigned to it in the Agreement.

WHEREAS, the Parties have entered into the Agreement; and,

WHEREAS, the Parties now wish to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual obligations undertaken, the Parties agree as follows.

1.	The following portion of Section 14.8 of the Agreement:

14.8 Minimum Purchase Commitment. Siemens agrees to meet the following Creditable Revenue commitments (including sales by its Affiliates, resellers and distributors) during the Term of the Agreement throughout the world:

(a)	For Calendar Year ending 2012—$5,000,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of 15/20/25/40%

(b)	For Calendar Year ending 2013—$10,000,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of 15/20/25/40%.

is deleted in its entirety and replaced with the following:

14.8 Minimum Purchase Commitment. Siemens agrees to meet the following Creditable Revenue commitments (including sales by its Affiliates, resellers and distributors) during the Term of the Agreement throughout the world:

(a)	For Calendar Year ending 2012—$4,500,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of $750,000 / $1,000,000 / $1,250,000 / $1,500,000

(b)	For Calendar Year ending 2013—$7,000,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of $1,750,000 each quarter

(c)	For January through June 2014—$3,500,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier, with quarterly milestones of $1,750,000 in the quarter ending March 31 and $1,750,000 in the quarter ending June 30, 2014

(d)	For July 2014—$1,500,000 in Creditable Revenue (including Hosted Services and other Services) to Supplier; provided, however, if Creditable Revenue for July 2014 is less than $1,500,000, Siemens will be awarded a further credit, in addition to Creditable Revenue for July 2014, against the Creditable Revenue commitment for July 2014 in an amount equal to the Creditable Revenue for the period from April 1, 2014 to July 31, 2014 plus the amount actually spent by Siemens from January 1, 2013 through March 31, 2014 for direct sales personnel costs relating to proposed incremental headcount made to promote the Hosted Services and direct marketing costs, but the maximum amount of such additional credit shall not exceed $1,000,000.

Except as modified above in this Section 1, all other terms of Section 14.8 of the Agreement will remain unchanged.

2.	The following is added to section 2.5 Exclusivity of Rights.

h)	inContact and inContact channel partners in EMEA, which may continue to sell Supplier’s Hosted Services and other Services provided that Supplier will (i) reduce Siemens’ minimum purchase commitments set forth in Section 14.8 by the amount of the revenue generated by inContact and inContact channel partners, (ii) encourage inContact and inContact channel partners to resell Supplier’s Hosted Services and other Services through Siemens and (iii) establish a registration process for leads in EMEA to reduce channel conflicts.

3.	The provisions regarding manner of payment set forth in Section 14.1 notwithstanding, the Supplier agrees that Siemens shall make payment to Supplier on or before February 13, 2013, of:

a)	Supplier’s invoice for the third calendar quarter of 2012 in the amount of $1,243,514, and

b)	Supplier’s invoice for the fourth calendar quarter of 2012 in the amount of $1,487,384

By delivering to Supplier’s transfer agent in proper form for transfer and registration in the name of Supplier shares of the Supplier’s common stock originally purchased from the Supplier by Enterprise Networks Holdings, Inc., a Delaware corporation and affiliate of Siemens (“Investor”), under the Common Stock Purchase Agreement dated June 14, 2011 (the “Investor Shares”) in an amount equal to the dollar amount of the invoice divided by 91% of volume weighted average sales price (the “Discounted VWAP Price”) for the five consecutive trading days starting on and including February 4, 2013, rounded to the nearest whole share. Stock volume and closing price per share information will be as reported by Yahoo Finance.

4.	The provisions regarding manner of payment set forth in Section 14.1 notwithstanding, the Supplier agrees that Siemens may, at its election, make payment to Supplier of all or part of the Creditable Revenue commitment amount for the first calendar quarter of 2013 (notwithstanding the amount of actual revenue earned by Siemens from sales of Supplier’s services during such quarter) by delivering on or before the payment due date for said Creditable Revenue commitment payment to Supplier’s transfer agent in proper form for transfer and registration in the name of Supplier Investor Shares in an amount equal to the dollar amount of all or such part of the Creditable Revenue commitment amount as is designated for payment by Siemens divided by the Discounted VWAP Price for the five consecutive trading days starting on and including the trading day that is seven trading days prior to the invoice payment due date.

5.

The provisions regarding manner of payment set forth in Section 14.1 notwithstanding, the Supplier agrees that Siemens may, at its election made by written notice given by Siemens to Supplier not less than seven trading days prior to the invoice payment due date, make payment to Supplier of all or part of the Creditable Revenue commitment amount for each remaining calendar quarter of 2013 following the first calendar quarter of 2013 (each a “Subject Quarter”) (notwithstanding the amount of actual revenue earned by Siemens from sales of Supplier’s services during such quarter) by delivering at any time on or before the payment due date for such Creditable Revenue commitment payment to Supplier’s transfer agent in proper form for transfer and registration in the name of Supplier Investor Shares in an amount equal to the dollar amount of all or such part of the Creditable Revenue commitment amount as is designated by Siemens for payment divided by the Discounted VWAP Price for the five consecutive trading days starting on and including the trading day which is seven days prior to the invoice payment due date for the Subject Quarter with respect to which the election is made. Notwithstanding the preceding sentence, Siemens may at its election make payment in Investor Shares of Creditable Revenue commitments applicable for 2014 only for all or part of Supplier’s invoices for the shortfall between actual Creditable Revenue earned by Siemens from sales of Supplier’s services and the total amount of the quarterly Creditable Revenue commitment amount. If Investor or its Affiliates sell any Investor Shares in any three-month period starting on the invoice payment due date for the preceding calendar quarter of the Term (the “Due Date Interval”) commencing with the invoice payment date falling after May 15, 2013, then notwithstanding any election made by Siemens for the Subject Quarter covered by the Due Date Interval in which sales are made, the number of Investor Shares that may be delivered in payment of the applicable Creditable Revenue commitment amount shall be reduced by the number of Investor Shares sold during the Due Date Interval, and the difference between the total Creditable Revenue commitment amount and the amount paid with Investor Shares at the Discounted VWAP Price shall be paid in cash on the payment due date. Notwithstanding any other provision of the Agreement as modified by this Addendum 1: (i) Siemens may at any time in its sole discretion revoke any election pursuant to section 4 or 5 of this Addendum 1 to make payment of any one or more quarterly Creditable Revenue commitment amounts in whole or part in Investor Shares by written notice of such revocation on or prior to payment in Investor Shares, and in the event of such revocation Siemens shall pay Supplier’s invoice for such Creditable Revenue commitment amount in cash; and (ii) Siemens may at its election at the due date of any quarterly Creditable Revenue commitment pursuant to the Agreement also make early payment of any one future quarterly Creditable Revenue commitment amount due at any time pursuant to the Agreement in whole or in part by delivering to Supplier’s transfer agent in proper form for transfer and registration in the name of Supplier Investor Shares in an amount equal to all or part of the dollar amount of such one future Creditable Revenue commitment designated by Siemens divided by the Discounted VWAP Price for the five consecutive trading days starting on and including the trading day that is seven trading days prior to the applicable quarterly Creditable Revenue commitment payment due date. Any such early payments and other payments by Siemens in Investor Shares shall be entirely without prejudice to Siemens’ right to credit against the Creditable Revenue commitments for excess payments in any prior or subsequent calendar quarter pursuant to section 14.8 of the Agreement. Payment by Siemens of Creditable Revenue commitment amounts in Investor Shares in other circumstances than set forth above in this Addendum 1 shall be subject to the prior approval of Supplier’s Board of Directors, which shall not be unreasonably withheld or delayed.

6.	Section 3.0 (“TERM”) of the Agreement is deleted in its entirety and replaced with the following

3.0 TERM

The term of this Agreement shall begin upon the Effective Date and expire on July 31, 2014, unless terminated earlier or extended in accordance with this Agreement (“Initial Term”). Thereafter this Agreement shall automatically renew on the first day of each August 1 for one year, unless terminated earlier or extended in accordance with this Agreement (each a “Renewal Term”). Either party may terminate this Agreement prior to the commencement of a Renewal Term by giving written notice of termination to the other party not less than 90 days prior to the end of the Initial Term or current Renewal Term, as the case may be. The Initial term and any subsequent Renewal Terms will together be referred to as the “Term”.

IN WITNESS WHEREOF, this Addendum 1 to the Agreement has been executed and delivered by the authorized officers indicated below and effective as of February 13, 2013.

INCONTACT, INC.	SIEMENS ENTERPRISE COMMUNICATIONS, INC.

By:	By:

Printed: Gregory S. Ayers	Printed: Paul Wiest

Title: Chief Financial Officer	Title: Senior Manager – Supply Chain

Date: 2/13/13	Date: 2/13/13